                                                    Exhibit 10.14

LEASE AGREEMENT entered into by and between IMMUEBLES EL VIGIA, S.A., hereinafter known as LESSOR, represented by Mr. Rodolfo Nelson Culebro; and INTERIORES AEREOS, S.A. DE C.V., hereinafter known as LESSEE, represented by Mr. Zaven Arakelian, and which is formalized in accordance with the following Declarations and Clauses:


                                     DECLARATIONS

Mr. Rodolfo Nelson Culebro declares:

I. That his principal is the owner and can freely dispose of a piece of land and constructions therein located in Calle del Acero, Lot Number 19, Building No. 19, El Vigia Industrial Subdivision, in Mexicali, Baja California, and which property is described in the plot plan that as Exhibit "A" is attached hereto to form a part thereof.

II. That the building subject of this lease agreement is constructed of metal sheets, block walls and cement floors, and has an area of 11,913 Square Feet.

III. That said building has water and drainage services, and that the electricity and telephone lines run in close proximity.

IV. That the building described above, which is the subject of this lease, is suitable to carry on industrial activities as proposed by LESSEE, due to its nature and its location in accordance with zoning regulations presently in effect.

Pursuant to the above the parties agree as follows:

                                       CLAUSES

FIRST:   LESSOR leases to LESSEE, and LESSEE leases from LESSOR, the building and land described in Declarations I and II above, the description of which is consigned in the plot plan that as Exhibit "A" is attached hereto to form an integral part hereof.

SECOND: The Lease Term is two years and eight months binding for LESSOR and optional for LESSEE, except for the first six months, that will be binding for LESSEE, effective as of the first of May, nineteen hundred ninety six.

Upon termination of the period of six binding months, LESSEE may, at its option, notify LESSOR thirty days in advance, its intention to continue to occupy the leased premises for an additional period of two (2) years and two (2) months, up to a maximum of five years, under the terms hereinabove established.

THIRD:   LEASE PRICE

The price of the lease for the property referred to in Declaration I above, for the first eight months, effective as of the first of May, nineteen hundred ninety six, is the amount in Mexican currency equal to US $2,382.00 (TWO THOUSAND THREE HUNDRED & EIGHTY TWO DOLLARS 00/100 UNITED STATES CURRENCY), per month plus I.V.A. tax.

In the event that LESSEE continues to occupy the premises for additional period during the original Lease Term, as provided for in Clause II above, the price for the lease of the premises referred to in Declarations I and II above shall be the following:

     a) For the lease year counted as of the first day of January, nineteen hundred ninety seven, the amount in Mexican currency equal to US $2,501.73 (TWO THOUSAND FIVE HUNDRED AND ONE DOLLARS 73/100 UNITED STATES CURRENCY), per month per month plus I.V.A. tax.

     b) For the lease year counted as of the first day of January, nineteen hundred ninety eight, the amount in Mexican currency equal to US $2,620.86 (TWO THOUSAND SIX HUNDRED AND TWENTY DOLLARS 86/100 UNITED STATES CURRENCY), per month per month plus I.V.A. tax.

The rents agree herein shall be paid monthly in advance in the address of LESSOR located at Reforma #1699 y Calle I, Colonia Nueva of this City, at the official rate of exchange for the day of payment applicable for such operations.

FOURTH: LESSEE will use the building object of this lease to carry on its industrial operations.

FIFTH:   LESSEE is expressly authorized by LESSOR to introduce any and all improvements into the leased premises without prior authorization from LESSOR, and is further authorized to remove such improvements provided that any damage to the building be repaired by LESSEE; consequently LESSEE is authorized to remove all the equipment and accessories such as lamps, systems and units for distribution and control of electricity, heating and air conditioning units, which items are listed in an enunciative and not limitative manner. LESSEE may not remove any integral improvements made to the building, such as floors, walls, ramps, etc., as well as, any other type of integral lease hold improvement.

SIXTH:   In the event that LESSEE has knowledge of any condition of the leased premises that requires repairs that under the terms of Fraction II of Article 2286 of the Civil Code for Baja California should be executed by LESSOR, and a delay in the execution of such repairs may cause a greater damage either to the building or to the items located therein, LESSEE shall have the option to make such repairs without prior authorization from LESSOR, and LESSOR shall reimburse LESSEE for the cost of such repairs.

SEVENTH: LESSOR promises to obtain an insurance policy that protects the leased building against fire, and other major catastrophes, consequently, LESSEE shall obtain the insurance corresponding to the equipment it introduces into the leased premises, materials and finish products it introduces into the leased premises, consequently, each party releases to the other from any responsibility that may result in damages to the properties herein referred to, upon occupancy.

EIGHTH: LESSEE promises to pay for its own account the services it installs or that are installed in the leased premises, such as electricity, water, telephone, day care, security etc. consequently, LESSEE will deal directly with the person or corporation the renders such services for their installation, removal or suspension. LESSOR shall pay any property tax on the leased, and other taxes and duties imposed on leased premises.

NINTH:   LESSOR promises to repair and maintain in good order the roof of the premises subject of this lease.

TENTH:   LESSEE may assign in whole or in part, the rights and obligations derived from its agreement, or sublease only prior written authorization from LESSOR, who may not unreasonably withhold such approval; however, LESSEE may freely exercises this right to assign or sublease if it be in favor of an affiliated company subsidiary.

ELEVENTH:     If during the lease term the right of LESSEE to use and hold the leased premises is limited by any administrative or judicial act not derived from the relations of LESSEE with third parties, LESSOR shall at its on account and expense, perform such acts or initiate such procedures as may be required to invalidate such judicial or administrative decision, and if within a period of thirty days LESSEE'S use of the leased premises is nevertheless thereby affected, LESSEE will have the right to terminate this agreement with no responsibility.

If during the term of this agreement, any governmental authority establishes any legal prohibition that without due cause by LESSEE prevents such LESSEE from doing business in Mexico, LESSEE, upon written notice to

LESSOR, may terminate this Lease Agreement without further liability for rental payments due under this Lease Agreement, that without prejudice to the rights of LESSOR and LESSEE to claim from the corresponding authority the damages caused.

TWELFTH: For the interpretation and compliance of this agreement both parties expressly submit themselves to the jurisdiction and competence of the Courts of the City of Mexicali, State of Baja California, waiving any other jurisdiction to which they may have a right due to their present or future domiciles.

IN WITNESS WHEREOF this document is drawn in duplicate and signed in this City of Mexicali, Baja California, on first day of May of nineteen hundred and ninety six.





     LESSOR:                                     LESSEE:

    INMUEBLES EL VIGIA SA                 INTERIORES AEREOS, SA DE CV
       IVI-67041-178                            IAE-860616-AF7


     /s/ Rodolfo Nelson Culebro                 /s/ Zaven Arakelian
     RODOLFO NELSON CULEBRO                     ZAVEN ARAKELIAN



                             WITNESS:




     /s/ Manuel Rubio Montoya                   /s/ Martha Patricia Castro S.
     MANUEL RUBIO MONTOYA                       MARTHA PATRICIA CASTRO S.